Exhibit 99.1

China GengSheng Receives Delinquency Letter from NYSE MKT

GONGYI, China, May 21, 2014 /PRNewswire/ -- China GengSheng Minerals, Inc. (NYSE MKT: CHGS) (the "Company" or "GengSheng"), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced it received a letter from NYSE MKT LLC ("NYSE MKT" or the "Exchange") on May 19, 2014 notifying the Company that it is not in compliance with Sections 134 and 1101 of the Exchange's Company Guide (the "Company Guide") because the Company has yet to file its Form 10-Q for the quarter ended March 31, 2014.

As previously disclosed the Company is in the process of voluntarily delisting its common stock from the Exchange and expects to file the Form 25 with the SEC on May 27, 2014. Accordingly, the Exchange expects to remove the Company's common stock from listing prior to market open on June 9, 2014.

The NYSE MKT halted trading in the Company's common stock on May 19, 2014.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 300 customers in the iron, steel, oil, glass, cement, aluminum, chemical and solar industries located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou Southeast Prefecture GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd. For more information about the Company, please visithttp://www.gengsheng.com.

For more information, please contact:

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
ir@gengsheng.com
+86-371-6405-9846